Exhibit 99.1

CVB Financial Corp.

701 North Haven Ave., Suite 350

Ontario, CA 91764

(909) 980-4030

Press Release

For Immediate Release

Contact:	Christopher D. Myers President and CEO (909) 980-4030

CVB Financial Corp. Reports Record Earnings for the Third Quarter 2017

•	Record quarterly earnings of $29.7 million for the third quarter of 2017, or $0.27 per share.
•	Record earnings for the first nine months of $86.6 million, or $0.79 per share.
•	Year-to-date return on average assets of 1.40%.

Ontario, CA, October 18, 2017-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the quarter ended September 30, 2017.

CVB Financial Corp. reported net income of $29.7 million for the quarter ended September 30, 2017, compared with $28.4 million for the second quarter of 2017 and $25.4 million for the third quarter of 2016. This represents an increase of $1.3 million over the prior quarter and an increase of $4.2 million from the third quarter of 2016. Diluted earnings per share were $0.27 for the third quarter, compared to $0.26 for the prior quarter and $0.23 for the same period last year.

Chris Myers, President and CEO of Citizens Business Bank, commented, “The third quarter was a solid and fundamental quarter for CVBF. We consolidated three center locations and continued to focus on the quality of our deposit funding and earning assets. Our profit ratios improved as did asset quality. “

Net income of $29.7 million for the third quarter of 2017 produced an annualized return on beginning equity of 11.10%, an annualized return on average equity of 10.93%, and an annualized return on average assets of 1.41%. Net income for the third quarter of 2016 produced an annualized return on average equity of 10.05% and an annualized return on average assets of 1.23%. The efficiency ratio for the third quarter of 2017 was 42.44%, compared to 45.62% for the third quarter of 2016.

Net income totaled $86.6 million for the nine months ended September 30, 2017. This represented a $12.2 million, or 16.42%, increase from the prior year. Earnings for the first nine months of 2017 included $7.0 million in loan loss provision recapture, compared with $2.0 million in loan loss provision recapture for the first nine months of 2016. Diluted earnings per share were $0.79 for the nine months ended September 30, 2017, compared to $0.69 for the same period of 2016. Net income for the nine months ended September 30, 2017 produced an annualized return on beginning equity of 11.68%, an annualized return on average equity of

11.01% and an annualized return on average assets of 1.40%. The efficiency ratio for the nine months ended September 30, 2017 was 44.56%, compared to 46.54% for the first nine months of 2016.

Net interest income before recapture of loan loss provision was $71.7 million for the third quarter, which was a $1.3 million, or 1.78%, increase over the second quarter of 2017, and an $8.6 million, or 13.58%, increase over the third quarter of 2016. Total interest income and fees on loans for the third quarter of 2017 of $56.0 million increased $2.4 million, or 4.45%, from the second quarter of 2017 and $8.2 million, or 17.26%, from the third quarter of 2016. Total investment income decreased $906,000, or 4.94%, from the second quarter of 2017 and grew by $1.2 million, or 7.48%, from the third quarter of 2016. Interest expense was consistent with the second quarter of 2017 and grew by $121,000 in comparison with the third quarter of 2016.

During the third quarter of 2017, $1.5 million of loan loss provision was recaptured, compared to $1.0 million recaptured for the prior quarter and $2.0 million recaptured for the same period last year.

Noninterest income was $10.0 million for the third quarter of 2017, compared with $10.8 million for the second quarter of 2017 and $9.2 million for the third quarter of 2016. During the third quarter of 2017 we sold our former operations/technology center, which was classified as an asset held-for-sale at December 31, 2016. We recognized a gain on sale of $542,000. The second quarter of 2017 included over $1.6 million in income related to a BOLI death benefit, loan recoveries related to loans charged off prior to acquisition by a bank we acquired in 2014, and a gain on sale of an investment security. The third quarter of 2016 also included a $548,000 gain on sale of securities. Excluding these items, noninterest income for the third quarter of 2017 grew by $340,000, or 3.71%, quarter-over-quarter and increased $861,000, or 9.97%, compared to the third quarter of 2016.

For the first nine months of 2017, noninterest income was $29.5 million, compared to $27.1 million for the same period of 2016. Excluding the previously noted items and a $1.1 million gain on sale of loans in the first quarter of 2016, noninterest income grew by $1.9 million, or 7.39%.

Noninterest expense for the third quarter of 2017 was $34.7 million, compared to $36.9 million for the second quarter of 2017 and $33.0 million for the third quarter of 2016. The $2.2 million quarter over quarter decrease was primarily the result of a $1.0 million decline in acquisition related expenses and a $752,000 decrease in professional service expense which included a $405,000 recovery of legal expense. The $1.7 million increase over the third quarter of 2016 was primarily due to a $1.4 million increase in salaries and employee benefits and a $298,000 increase in occupancy and equipment costs, partially offset by a $313,000 decrease in professional service expense. The year-over-year decrease of $313,000 in professional services was impacted by a $405,000 recovery of legal expense on a nonperforming loan in the third quarter of 2017. As a percentage of average assets, noninterest expense was 1.65%, compared to 1.76% for the second quarter of 2017 and 1.59% for the third quarter of 2016.

Noninterest expense of $105.7 million for the first nine months of 2017 was $3.9 million higher than the prior year period. The year-over-year increase included expenses related to the acquisition of Valley Business Bank (“VBB”) and the build-out and relocation to our new operations and technology building. Acquisition related expenses were $2.2 million, up $619,000 from the prior year. The $2.1 million, or 3.35%, increase in compensation and benefit expense includes additional staff from the acquisition of VBB. Occupancy expense and software licenses and maintenance increased $772,000 and $621,000, respectively. Increases in professional services included $326,000 in higher legal expenses. As a percentage of average assets, noninterest expense was 1.70% for both the nine months ended September 30, 2017 and September 30, 2016.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $71.7 million for the third quarter of 2017, compared to $70.5 million for the second quarter of 2017 and $63.2 million for the third quarter of 2016. Our net interest margin (tax equivalent) was 3.70% for the third quarter of 2017, compared to 3.63% for the second quarter of 2017 and 3.30% for the third quarter of 2016. Total average earning asset yields (tax equivalent) were 3.81% for the third quarter of 2017, compared to 3.74% for the second quarter of 2017 and 3.40% for the third quarter of 2016. Total cost of funds of 0.12% for the third quarter of 2017 remained unchanged from the second quarter of 2017, and compares to 0.11% for the third quarter of 2016. The increase in the net interest margin over the second quarter of 2017 was the result of an increase in earning asset yield that resulted from a combination of a nine basis point increase in loan yields, and the change in mix of earning assets represented by an increase in loans as a percentage of earning assets growing from 58.7% in the second quarter to 60.3% in the latest quarter. The tax equivalent yield on investments decreased six basis points quarter-over-quarter. Likewise, the increase in the net interest margin over the third quarter of 2016 included an increase in loans as a percentage of earning assets growing from 54.4% to 60.3%. The yield on loans increased by 26 basis points and the tax equivalent yield on investments grew by four basis points over the same period in 2016. Loan yields were positively impacted in the third quarter of 2017, as a troubled debt restructured (“TDR”) loan that was previously on nonaccrual paid in full, resulting in the recognition of $1.0 million of interest. Quarter-over-quarter, average loans grew by $67.4 million and year-over-year they grew by $462.7 million. Total investment securities were lower on average by $89.5 million compared to the second quarter of 2017, but grew by $58.0 million on average over the prior year.

Income Taxes

Our effective tax rate for the three and nine months ended September 30, 2017 was 38.89% and 37.50%, respectively, compared with 37.50% for the nine months ended September 30, 2016. The effective tax rate for 2017 was impacted by the tax effects related to the adoption of Accounting Standards Update (“ASU”) No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which resulted in the recognition of excess tax benefits of approximately $1.5 million in our provision for income taxes, rather than as an adjustment of paid-in capital. Our estimated annual effective tax rate also varies depending upon the level of tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $8.30 billion at September 30, 2017. This represented an increase of $230.3 million, or 2.85%, from total assets of $8.07 billion at December 31, 2016. Interest-earning assets of $7.82 billion at September 30, 2017 increased $170.3 million, or 2.23%, when compared with $7.64 billion at December 31, 2016. The increase in interest-earning assets was primarily due to a $351.4 million increase in total loans. This was partially offset by a $158.1 million decrease in investment securities and a $27.3 million decrease in interest-earning balances due from depository institutions.

Total assets of $8.30 billion at September 30, 2017 increased $259.0 million, or 3.22%, from total assets of $8.04 billion at September 30, 2016. Interest-earning assets totaled $7.82 billion at September 30, 2017, an increase of $173.0 million, or 2.26%, when compared with earning assets of $7.64 billion at September 30, 2016.

Investment Securities

Total investment securities were $3.02 billion at September 30, 2017, a decrease of $158.1 million, or 4.97%, from $3.18 billion at December 31, 2016 and a decrease of $82.5 million, or 2.65%, from $3.11 billion at September 30, 2016.

At September 30, 2017, investment securities held-to-maturity (“HTM”) totaled $848.4 million, a $63.3 million, or 6.94%, decrease from December 31, 2016 and a $30.6 million, or 3.48%, decrease from September 30, 2016.

At September 30, 2017, investment securities available-for-sale (“AFS”) totaled $2.18 billion, inclusive of a pre-tax net unrealized gain of $20.3 million. AFS securities declined by $94.8 million, or 4.18%, from December 31, 2016, and declined by $51.9 million, or 2.33%, from September 30, 2016.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) totaled $2.52 billion at September 30, 2017, compared to $2.62 billion at December 31, 2016 and $2.52 billion at September 30, 2016. Virtually all of our MBS and CMOs are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government.

Our combined AFS and HTM municipal securities totaled $338.5 million as of September 30, 2017. These securities are located in 29 states. Our largest concentrations of holdings are located in Minnesota at 21.07%, Texas at 9.65%, Massachusetts at 9.55%, and New York at 5.81%.

In the third quarter of 2017, we purchased $31.6 million of MBS/CMO securities with an average yield of approximately 2.26%. We also purchased $5.3 million of municipal securities with an average tax-equivalent yield of approximately 3.60%.

Loans

Total loans and leases, net of deferred fees and discounts, of $4.75 billion at September 30, 2017 increased by $58.7 million, or 1.25%, from June 30, 2017. The increase in total loans was principally due to growth of $54.2 million in commercial real estate loans and $25.2 million in dairy & livestock and agribusiness loans. The overall increase in loans and leases were partially offset by decreases of $9.6 million in commercial and industrial loans, $5.3 million in SFR mortgage loans, and $5.2 million in Small Business Administration (“SBA”) loans.

Total loans and leases, net of deferred fees and discounts, of $4.75 billion at September 30, 2017 increased by $351.4 million, or 7.99%, from December 31, 2016. The increase in total loans included $309.7 million of loans acquired from VBB in the first quarter of 2017. Excluding the acquired VBB loans, dairy & livestock and agribusiness loans decreased by $83.1 million, primarily due to seasonal pay-downs. Excluding the acquired VBB loans and the decrease in dairy & livestock and agribusiness loans, loans increased by $124.8 million, or 2.84% overall, for the first nine months of 2017.

Total loans and leases, net of deferred fees and discounts, of $4.75 billion at September 30, 2017 increased by $451.3 million, or 10.51%, from September 30, 2016.

Deposits & Customer Repurchase Agreements

Deposits of $6.61 billion and customer repurchase agreements of $455.1 million totaled $7.06 billion at September 30, 2017. This represents a decrease of $180.1 million, or 2.49%, when compared with total deposits and customer repurchase agreements of $7.24 billion at June 30, 2017. Deposits and customer repurchase agreements increased by $150.5 million, or 2.18%, when compared with total deposits and customer repurchase agreements of $6.91 billion at December 31, 2016 and increased by $164.2 million, or 2.38%, when compared with $6.90 billion in total deposits and customer repurchase agreements at September 30, 2016.

Noninterest-bearing deposits were $3.91 billion at September 30, 2017, an increase of $235.3 million, or 6.40%, when compared to December 31, 2016 and an increase of $251.2 million, or 6.87%, compared to $3.66 billion at September 30, 2016. At September 30, 2017, noninterest-bearing deposits were 59.15% of total deposits, compared to 58.22% at December 31, 2016 and 57.86% at September 30, 2016.

The increase in total deposits from the end of 2016 included $172.5 million of noninterest-bearing deposits and $361.8 million of total deposits acquired from VBB during the first quarter of 2017.

Our average cost of total deposits was 0.09% for the quarter ended September 30, 2017, unchanged from both the second quarter of 2017 and the third quarter of 2016. Our cost of total deposits including customer repurchase agreements was 0.10% for the quarters ending September 30, 2017 and 2016, compared to 0.11% for the second quarter of 2017.

FHLB Advance, Other Borrowings and Debentures

At September 30, 2017, we had $63.0 million in short-term borrowings, compared to $53.0 million at December 31, 2016 and zero at September 30, 2016.

At September 30, 2017, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2016 and September 30, 2016. These debentures bear interest at three-month LIBOR plus 1.38% and mature in 2036.

Asset Quality

The allowance for loan losses totaled $60.6 million at September 30, 2017, compared to $60.2 million at June 30, 2017, $61.5 million at December 31, 2016 and $61.0 million at September 30, 2016. The allowance for loan losses was increased by net recoveries on loans of $1.9 million for the third quarter of 2017 and was reduced by a $1.5 million loan loss provision recapture for the third quarter of 2017. The allowance for loan losses was 1.28%, 1.28%, 1.28%, 1.40%, and 1.42% of total loans and leases outstanding, at September 30, 2017, June 30, 2017, March 31, 2017, December 31, 2016, and September 30, 2016, respectively. The ratio as of the most recent three quarters was impacted by the $309.7 million loans acquired from VBB that are recorded at fair market value, without a corresponding loan loss allowance.

Nonperforming loans, defined as nonaccrual loans plus nonperforming TDR loans, were $11.6 million at September 30, 2017, or 0.24% of total loans, and included $4.5 million of loans acquired from VBB in the first quarter of 2017. This compares to nonperforming loans of $12.2 million, or 0.26% of total loans, at June 30, 2017, $7.2 million, or 0.16% of total loans, at December 31, 2016, and $8.7 million, or 0.20% of total loans, at September 30, 2016. The $11.6 million in nonperforming loans at September 30, 2017 are summarized as follows: $6.7 million in commercial real estate loans, $1.6 million in SBA loans, $1.3 million in SFR mortgage loans, $829,000 in dairy & livestock and agribusiness loans, $743,000 in consumer and other loans, and $313,000 in commercial and industrial loans. The $649,000 decrease in nonperforming loans quarter-over-quarter was primarily due to a $745,000 decrease in nonperforming commercial and industrial loans and a $222,000 decrease in commercial real estate loans. This was partially offset by a $386,000 increase in nonperforming SFR mortgage loans.

We had $4.5 million in Other Real Estate Owned (“OREO”) at both September 30, 2017 and December 31, 2016, compared to $4.8 million at September 30, 2016. As of September 30, 2017, we had one OREO property, compared with two OREO properties at September 30, 2016. There were no additions or sales of OREO for the nine months ended September 30, 2017.

At September 30, 2017, we had loans delinquent 30 to 89 days of $271,000. This compares to $619,000 at June 30, 2017, $436,000 at December 31, 2016, and $522,000 at September 30, 2016. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.01% at September 30, 2017, 0.01% at June 30, 2017, 0.01% at December 31, 2016, and 0.01% at September 30, 2016.

At September 30, 2017, we had $5.7 million in performing TDR loans, compared to $16.6 million in performing TDR loans at June 30, 2017, $19.2 million in performing TDR loans at December 31, 2016, and $27.0 million in performing TDR loans at September 30, 2016. In terms of the number of loans, we had 21 performing TDR loans at September 30, 2017, compared to 24 performing TDR loans at June 30, 2017, 26 performing TDR loans at December 31, 2016, and 29 performing TDR loans at September 30, 2016.

Nonperforming assets, defined as nonaccrual loans plus other real estate owned, totaled $16.1 million at September 30, 2017, $16.7 million at June 30, 2017, $11.7 million at December 31, 2016, and $13.5 million at September 30, 2016. As a percentage of total assets, nonperforming assets were 0.19% at September 30, 2017, 0.20% at June 30, 2017, 0.14% at December 31, 2016, and 0.17% at September 30, 2016.

Classified loans are loans that are graded “substandard” or worse. At September 30, 2017, classified loans totaled $75.1 million, compared to $93.4 million at June 30, 2017, $108.3 million at December 31, 2016, and $105.0 million at September 30, 2016. Total classified loans at September 30, 2017 included $6.5 million of classified loans acquired from VBB in the first quarter of 2017. The quarter-over-quarter decrease was primarily due to a $14.4 million decrease in classified commercial real estate loans, a $2.3 million decrease in classified dairy & livestock and agribusiness loans and a $1.8 million decrease in classified commercial and industrial loans. This was partially offset by a $372,000 increase in classified SFR mortgage loans.

CitizensTrust

As of September 30, 2017, CitizensTrust had approximately $2.84 billion in assets under management and administration, including $2.13 billion in assets under management. Revenues were $2.5 million for the third quarter of 2017 and $7.4 million for the first nine months of 2017, compared to $2.3 million and $7.0 million, respectively, for the same period of 2016. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is the ninth largest bank holding company headquartered in California with assets of approximately $8.3 billion. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 51 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, October 19, 2017 to discuss the Company’s third quarter 2017 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through November 2, 2017 at 6:00 a.m. PDT/9:00 a.m. EDT. To access the replay, please dial (877) 344-7529, passcode 10112364.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and political events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a sharp or prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors, key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; our ability to realize cost savings and business synergies in connection with our recent acquisition of Valley Commerce Bancorp within expected time frames or at all; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, allowance for loan losses, consumer, commercial or secured lending, securities and securities trading and hedging, bank operations, compliance, fair lending, employment, executive compensation, insurance, cybersecurity, vendor management and information technology) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us; the effects of additional legal and regulatory requirements to which we may become subject in the event our total assets exceed $10 billion; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments or expected credit losses or delinquencies; inflation, changes in market interest rates, securities market and monetary fluctuations; changes in government-established interest rates or monetary policies; changes in the amount and availability of deposit insurance; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to physical site access and/or communication facilities; cyber incidents; or theft or loss of Company or customer data or money; political uncertainty or instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking and financial services (including the adoption of mobile banking and funds transfer applications); our ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies, banks and other financial service and technology providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies, volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions or on the Company’s customers; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including securities, bank operations, consumer or employee class action litigation), the possibility that any settlement of any putative class action lawsuits may not be approved by the relevant court or that significant numbers of putative class members may opt out of any settlement; regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report on Form 10-K for the year ended December 31, 2016, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 30,	December 31,	September 30,
	2017	2016	2016

Assets
Cash and due from banks	$137,196	$119,445	$119,420
Interest-earning balances due from Federal Reserve	6,594	2,188	139,739

Total cash and cash equivalents	143,790	121,633	259,159

Interest-earning balances due from depository institutions	20,521	47,848	83,178
Investment securities available-for-sale	2,175,648	2,270,466	2,227,551
Investment securities held-to-maturity	848,382	911,676	878,953

Total investment securities	3,024,030	3,182,142	3,106,504

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,688
Loans and lease finance receivables	4,746,424	4,395,064	4,295,167
Allowance for loan losses	(60,631)	(61,540)	(61,001)

Net loans and lease finance receivables	4,685,793	4,333,524	4,234,166

Premises and equipment, net	46,654	42,086	38,671
Bank owned life insurance	145,970	134,785	134,073
Intangibles	7,177	5,010	5,293
Goodwill	116,564	89,533	88,174
Other assets	95,825	99,458	78,087

Total assets	$8,304,012	$8,073,707	$8,044,993

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,908,809	$3,673,541	$3,657,610
Investment checking	415,503	407,058	413,789
Savings and money market	1,886,687	1,846,257	1,823,163
Time deposits	397,097	382,824	426,433

Total deposits	6,608,096	6,309,680	6,320,995
Customer repurchase agreements	455,069	603,028	577,990
Other borrowings	63,000	53,000	—
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	1,625	23,777	43,111
Other liabilities	73,984	67,586	73,820

Total liabilities	7,227,548	7,082,845	7,041,690

Stockholders' Equity
Stockholders' equity	1,064,620	980,691	964,700
Accumulated other comprehensive income, net of tax	11,844	10,171	38,603

Total stockholders' equity	1,076,464	990,862	1,003,303

Total liabilities and stockholders' equity	$8,304,012	$8,073,707	$8,044,993

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Assets
Cash and due from banks	$133,197	$120,360	$130,058	$119,863
Interest-earning balances due from Federal Reserve and federal funds sold	21,399	475,882	58,790	289,100

Total cash and cash equivalents	154,596	596,242	188,848	408,963

Interest-earning balances due from depository institutions	23,359	86,872	31,335	75,086
Investment securities available-for-sale	2,188,932	2,239,440	2,232,679	2,254,550
Investment securities held-to-maturity	856,370	747,813	873,304	769,979

Total investment securities	3,045,302	2,987,253	3,105,983	3,024,529

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	18,167	17,935
Loans and lease finance receivables	4,710,900	4,248,225	4,579,054	4,155,717
Allowance for loan losses	(60,223)	(61,092)	(60,460)	(60,092)

Net loans and lease finance receivables	4,650,677	4,187,133	4,518,594	4,095,625

Premises and equipment, net	47,240	39,362	46,170	37,660
Bank owned life insurance	145,641	133,576	142,802	132,405
Intangibles	7,401	5,447	6,923	4,861
Goodwill	119,164	88,174	111,687	85,124
Other assets	128,308	114,807	124,029	117,606

Total assets	$8,339,376	$8,256,554	$8,294,538	$7,999,794

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,891,381	$3,715,018	$3,828,235	$3,480,739
Interest-bearing	2,751,781	2,804,867	2,748,806	2,809,431

Total deposits	6,643,162	6,519,885	6,577,041	6,290,170
Customer repurchase agreements	501,085	582,539	552,388	615,023
FHLB advances	—	—	—	949
Other borrowings	24,334	—	17,253	2,537
Junior subordinated debentures	25,774	25,774	25,774	25,774
Payable for securities purchased	3,768	55,532	9,065	22,992
Other liabilities	63,950	65,806	61,858	62,747

Total liabilities	7,262,073	7,249,536	7,243,379	7,020,192

Stockholders' Equity
Stockholders' equity	1,066,369	965,876	1,040,867	946,631
Accumulated other comprehensive income, net of tax	10,934	41,142	10,292	32,971

Total stockholders' equity	1,077,303	1,007,018	1,051,159	979,602

Total liabilities and stockholders' equity	$8,339,376	$8,256,554	$8,294,538	$7,999,794

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Interest income:
Loans and leases, including fees	$55,998	$47,754	$158,253	$143,781
Investment securities:
Investment securities available-for-sale	12,240	11,425	37,887	36,242
Investment securities held-to-maturity	5,184	4,787	16,014	14,878

Total investment income	17,424	16,212	53,901	51,120
Dividends from FHLB stock	318	403	1,070	1,210
Interest-earning deposits with other institutions and federal funds sold	130	802	683	1,575

Total interest income	73,870	65,171	213,907	197,686

Interest expense:
Deposits	1,555	1,525	4,547	4,544
Borrowings and junior subordinated debentures	576	485	1,705	1,509

Total interest expense	2,131	2,010	6,252	6,053

Net interest income before recapture of provision for loan losses	71,739	63,161	207,655	191,633
Recapture of provision for loan losses	(1,500)	(2,000)	(7,000)	(2,000)

Net interest income after recapture of provision for loan losses	73,239	65,161	214,655	193,633

Noninterest income:
Service charges on deposit accounts	4,085	3,817	11,794	11,386
Trust and investment services	2,523	2,328	7,432	7,039
Gain on sale of loans	—	—	—	1,101
Other	3,430	3,038	10,310	7,614

Total noninterest income	10,038	9,183	29,536	27,140

Noninterest expense:
Salaries and employee benefits	21,835	20,403	65,116	63,004
Occupancy and equipment	4,400	4,102	12,638	11,940
Professional services	1,091	1,404	4,191	3,727
Software licenses and maintenance	1,510	1,358	4,698	4,077
Marketing and promotion	1,055	1,199	3,484	3,818
Acquisition related expenses	250	353	2,176	1,557
Other	4,565	4,187	13,393	13,685

Total noninterest expense	34,706	33,006	105,696	101,808

Earnings before income taxes	48,571	41,338	138,495	118,965
Income taxes	18,888	15,890	51,935	44,612

Net earnings	$29,683	$25,448	$86,560	$74,353

Basic earnings per common share	$0.27	$0.23	$0.79	$0.69

Diluted earnings per common share	$0.27	$0.23	$0.79	$0.69

Cash dividends declared per common share	$0.14	$0.12	$0.40	$0.36

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Interest income - tax-equivalent (TE)	$74,832	$66,420	$216,969	$201,849
Interest expense	2,131	2,010	6,252	6,053

Net interest income - (TE)	$72,701	$64,410	$210,717	$195,796

Return on average assets, annualized	1.41%	1.23%	1.40%	1.24%
Return on average equity, annualized	10.93%	10.05%	11.01%	10.14%
Efficiency ratio [1]	42.44%	45.62%	44.56%	46.54%
Noninterest expense to average assets, annualized	1.65%	1.59%	1.70%	1.70%
Yield on average earning assets (TE)	3.81%	3.40%	3.72%	3.57%
Cost of deposits	0.09%	0.09%	0.09%	0.10%
Cost of deposits and customer repurchase agreements	0.10%	0.10%	0.11%	0.11%
Cost of funds	0.12%	0.11%	0.12%	0.12%
Net interest margin (TE)	3.70%	3.30%	3.62%	3.46%
[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Weighted average shares outstanding
Basic	109,754,210	108,984,081	109,279,722	107,143,700
Diluted	110,118,851	109,370,404	109,671,571	107,547,042
Dividends declared	$15,423	$12,968	$44,058	$38,853
Dividend payout ratio [2]	51.96%	50.96%	50.90%	52.25%
[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	110,157,384	108,097,493
Book value per share	$9.77	$9.28
Tangible book value per share	$8.65	$8.42

	September 30,
	2017	2016
Nonperforming assets:
Nonaccrual loans	$7,263	$5,633
Loans past due 90 days or more and still accruing interest	—	—
Troubled debt restructured loans (nonperforming)	4,310	3,033
Other real estate owned (OREO), net	4,527	4,840

Total nonperforming assets	$16,100	$13,506

Troubled debt restructured performing loans	$5,735	$27,018

Percentage of nonperforming assets to total loans outstanding and OREO	0.34%	0.31%
Percentage of nonperforming assets to total assets	0.19%	0.17%
Allowance for loan losses to nonperforming assets	376.59%	451.66%

	Nine Months Ended September 30,
	2017	2016
Allowance for loan losses:
Beginning balance	$61,540	$59,156
Total charge-offs	(149)	(195)
Total recoveries on loans previously charged-off	6,240	4,040

Net recoveries	6,091	3,845
Recapture of provision for loan losses	(7,000)	(2,000)

Allowance for loan losses at end of period	$60,631	$61,001

Net recoveries to average loans	0.133%	0.093%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2017		2016		2015
Quarter End	High	Low	High	Low	High	Low
March 31,	$24.63	$20.58	$17.70	$14.02	$16.21	$14.53
June 30,	$22.85	$19.90	$17.92	$15.25	$18.11	$15.45
September 30,	$24.29	$19.58	$17.88	$15.39	$18.37	$15.30
December 31,	-	-	$23.23	$16.32	$18.77	$15.82

Quarterly Consolidated Statements of Earnings

	Q3	Q2	Q1	Q4	Q3
	2017	2017	2017	2016	2016

Interest income
Loans and leases, including fees	$55,998	$53,614	$48,641	$49,211	$47,754
Investment securities and other	17,872	18,975	18,807	18,153	17,417

Total interest income	73,870	72,589	67,448	67,364	65,171

Interest expense
Deposits	1,555	1,559	1,433	1,413	1,525
Other borrowings	576	547	582	510	485

Total interest expense	2,131	2,106	2,015	1,923	2,010

Net interest income before recapture of provision for loan losses	71,739	70,483	65,433	65,441	63,161
Recapture of provision for loan losses	(1,500)	(1,000)	(4,500)	(4,400)	(2,000)

Net interest income after recapture of provision for loan losses	73,239	71,483	69,933	69,841	65,161

Noninterest income	10,038	10,776	8,722	8,412	9,183
Noninterest expense	34,706	36,873	34,117	34,932	33,006

Earnings before income taxes	48,571	45,386	44,538	43,321	41,338
Income taxes	18,888	17,013	16,034	16,245	15,890

Net earnings	$29,683	$28,373	$28,504	$27,076	$25,448

Effective tax rate	38.89%	37.49%	36.00%	37.50%	38.44%

Basic earnings per common share	$0.27	$0.26	$0.26	$0.25	$0.23
Diluted earnings per common share	$0.27	$0.26	$0.26	$0.25	$0.23

Cash dividends declared per common share	$0.14	$0.14	$0.12	$0.12	$0.12

Cash dividends declared	$15,423	$15,617	$13,018	$12,996	$12,968

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Commercial and industrial	$529,661	$539,260	$530,856	$487,387	$496,814
SBA	125,501	130,716	114,265	97,511	104,379
Real estate:
Commercial real estate	3,366,316	3,312,068	3,271,592	2,997,735	2,981,859
Construction	74,148	77,294	72,782	85,879	90,710
SFR mortgage	244,828	250,104	245,537	250,783	241,672
Dairy & livestock and agribusiness	270,817	245,600	244,724	339,847	239,749
Municipal lease finance receivables	71,352	66,048	62,416	64,639	68,309
Consumer and other loans	71,009	74,714	81,534	79,743	81,143

Gross loans	4,753,632	4,695,804	4,623,706	4,403,524	4,304,635
Less:
Purchase accounting discount on PCI loans	(758)	(1,008)	(1,258)	(1,508)	(1,894)
Deferred loan fees, net	(6,450)	(7,098)	(6,951)	(6,952)	(7,574)

Gross loans, net of deferred loan fees and discounts	4,746,424	4,687,698	4,615,497	4,395,064	4,295,167
Allowance for loan losses	(60,631)	(60,201)	(59,212)	(61,540)	(61,001)

Net loans	$4,685,793	$4,627,497	$4,556,285	$4,333,524	$4,234,166

Deposit Composition by Type and Customer Repurchase Agreements

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Noninterest-bearing	$3,908,809	$3,929,394	$3,999,107	$3,673,541	$3,657,610
Investment checking	415,503	415,768	424,077	407,058	413,789
Savings and money market	1,886,687	1,948,634	1,993,196	1,846,257	1,823,163
Time deposits	397,097	403,385	426,433	382,824	426,433

Total deposits	6,608,096	6,697,181	6,842,813	6,309,680	6,320,995
Customer repurchase agreements	455,069	546,085	564,387	603,028	577,990

Total deposits and customer repurchase agreements	$7,063,165	$7,243,266	$7,407,200	$6,912,708	$6,898,985

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Nonperforming loans:
Commercial and industrial	$313	$1,058	$506	$156	$543
SBA	1,611	1,651	1,089	2,737	3,013
Real estate:
Commercial real estate	6,728	6,950	5,623	1,683	2,396
Construction	-	-	384	-	-
SFR mortgage	1,349	963	983	2,207	2,244
Dairy & livestock and agribusiness	829	829	1,324	-	-
Consumer and other loans	743	771	438	369	470

Total	$11,573	$12,222	$10,347	$7,152	$8,666

% of Total gross loans	0.24%	0.26%	0.22%	0.16%	0.20%

Past due 30-89 days:
Commercial and industrial	$45	$-	$219	$-	$-
SBA	-	-	329	352	-
Real estate:
Commercial real estate	220	218	-	-	228
Construction	-	-	-	-	-
SFR mortgage	-	400	403	-	-
Dairy & livestock and agribusiness	-	-	-	-	-
Consumer and other loans	6	1	429	84	294

Total	$271	$619	$1,380	$436	$522

% of Total gross loans	0.01%	0.01%	0.03%	0.01%	0.01%

OREO:
Commercial and industrial	$-	$-	$-	$-	$-
Real estate:
Commercial real estate	-	-	-	-	-
Construction	4,527	4,527	4,527	4,527	4,840

Total	$4,527	$4,527	$4,527	$4,527	$4,840

Total nonperforming, past due, and OREO	$16,371	$17,368	$16,254	$12,115	$14,028

% of Total gross loans	0.34%	0.37%	0.35%	0.28%	0.33%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance. The following is a reconciliation of tangible book value to the Company stockholders' equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of September 30, 2017 and 2016.

	September 30,
	2017	2016
	(Dollars in thousands, except per share amounts)
Stockholders' equity	$1,076,464	$1,003,303
Less: Goodwill	(116,564)	(88,174)
Less: Intangible assets	(7,177)	(5,293)

Tangible book value	$952,723	$909,836
Common shares issued and outstanding	110,157,384	108,097,493

Tangible book value per share	$8.65	$8.42